Exhibit 4.4
Amendment to the Trademark License Agreement Project Gordian Bad Homburg, 27 November 2023

Integration of TLA Amendment into GSA Structure © Fresenius SE & Co. KGaA 2 • GSA to confirm that the TLA remains in full force after Conversion Effective Date, subject to amendments as set forth in a new schedule to the GSA. • In the interest of time, Schedule to set forth the amendments as per this term sheet in a “stand alone” manner. • If and only as far as legally required, amendments to TLA will be disclosed in SEC filings. • FME will brief Supervisory Board of FME and obtain resolutions if required. • Additional costs resulting from potential associated adjustments shall be borne by each party. • All disputes arising out or in connection with TLA or its validity shall be exclusively settled in settlement proceedings before Economic Council (Wirtschaftsrat) of Else Kröner-Fresenius-Foundation (key principles provided in separate Arbitration Agreement). • As of today, both parties confirm they do not know of any material breach of the TLA by the use of the Licensed Marks and the “Fresenius” name by FME and its affiliated and associated companies and consider the current use known to them as not in breach of the TLA. • Determine general principle regarding trademarks used or registered by both FSE and FME, in particular regarding “shared trademarks” (subject to tax and accounting review): ➢ FME transfers to FSE all trademarks with the element “Fresenius”, the “F” Logo and/or similar elements/logos. ➢ FSE transfers to FME all trademarks which do not comprise the element “Fresenius” and/or the “F” Logo and are exclusively used by FME in a FME business segment for a FME product. ➢ Upon termination of the TLA, FSE shall not use the trademarks used exclusively by FME under the TLA in the field of business of FME and shall not license or transfer the trademarks enabling such use by third parties.

Branding Committee (1/3) © Fresenius SE & Co. KGaA 3 • Parties to establish a Branding Committee which shall (inter alia): – Draft/administrate Branding Guidelines; and – Monitor use of Licensed Marks and “Fresenius” name by the Fresenius Group and by FME. • Branding Committee to consist of four (4) members, two (2) appointed by each of FSE and FME. – Members shall be experts in corporate communication and/or trademark law. – Members appointed within three (3) weeks following the signature of the GSA. – Member appointed by FSE to be Chair of the Branding Committee. • Branding Committee’s decisions shall be binding for both FSE and FME. – Decisions other than on Branding Guidelines: majority of the Branding Committee members appointed. – If no decision can be reached, any member of the Branding Committee may request escalation (see next slide) – Each member of Branding Committee has one vote, and the Chair of the Branding Committee does not have a casting vote.

Branding Committee (2/3) © Fresenius SE & Co. KGaA 4 • 3-steps escalation process for decision on (i) drafting/administrating Branding Guidelines and (ii) monitoring use of Licensed Marks and “Fresenius” name by FME: 1. Decision by Branding Committee 2. If no decision reached: Decision by CEOs of FSE and FME 3. If no agreement is reached between CEOs: ➢ Final decision right of FSE (except for decisions relating to renal/kidney business) ➢ Decision relating to renal/kidney business: final decision right of FME 4. If decision by FME relating to renal/kidney business is unacceptable (e.g., if it harms or has a risk to harm the legitimate interest of FSE to protect the reputation of FSE/ FSE Group or the value inherent to the Licensed Marks or the “Fresenius” name), FSE can appeal to Economic Council (Wirtschaftsrat) of Else Kröner-Fresenius-Foundation.

Branding Committee (3/3) © Fresenius SE & Co. KGaA 5 • Branding Guidelines – Will provide standards for use of Licensed Trademarks and “Fresenius” name, including ➢ Allowed use (colour, style, etc.); ➢ Prohibited use (harmful contexts, illegal products, etc.); ➢ Quality requirements (no undercut of threshold as of signature of the GSA). – Shall be issued within eight (8) weeks after the signature of the GSA, – Shall reflect and not invalidate existing consent for use of Licensed Trademarks and “Fresenius” name granted by FSE (i.e., grandfathering shall apply for such consents), and – Must be approved by unanimous decision of Branding Committee (same for any material changes thereto). • Meetings of Branding Committee upon request by Party and unless otherwise agreed: – At least once every three (3) months in the first twelve months after the signature of the GSA; and – At least once every six (6) months in the following twelve months’ periods.

Use of “Fresenius” name (1/2) © Fresenius SE & Co. KGaA 6 • FME and its affiliates may use the Licensed Marks and the “Fresenius” name only in line with Branding Guidelines. • FME and its affiliates may not use the “Fresenius” name on a stand-alone basis. ➢ Use of existing legal entity names can be continued within their existing business operations with the addition “a Fresenius Medical Care Company” (unless and to the extent doing so would not be permissible) or if “Fresenius + a term related to dialysis business” (“renal”, “kidney”, “nephro” or “dialysis” incl. corresponding translations) is used. The addition “a Fresenius Medical Care Company” on regulatory relevant documents (e.g., certificates, product labels, product names) is not required. ➢ New FME entities may not use and do business with the “Fresenius” name in any other form than “Fresenius Medical Care” or “Fresenius + a term related to dialysis business” (“renal”, “kidney”, “nephro” or “dialysis” incl. corresponding translations). • Branding Committee will monitor compliance of FME and its affiliates and evaluate status at least once every six (6) months. • In case of dispute about rights of FME/ its affiliates to use the “Fresenius” name (in particular regarding use of addition “a Medical Care Company” or another term related to dialysis business, exception from obligations, etc.): FSE and FME have right of appeal to Economic Council (Wirtschaftsrat) of Else Kröner-Fresenius-Foundation.

Use of “Fresenius” name (2/2) © Fresenius SE & Co. KGaA 7 • Use deviating from the Branding Guidelines and scope of the licences only permitted with FSE’s prior written consent, such consent not to be unreasonably withheld. – Withholding consent is (without limitation) not unreasonable, if the use would impact the Licensed Marks’ or the “Fresenius” name’s reputation or value in FSE’s good faith assessment (in particular, in case they shall be used in a political sensitive context or in politically sensitive countries). – If reasons to refuse FME’s use arise at a later time, FSE may revoke its consent (in total or in part). ➢ FME is then obliged to cease and desist from using the Licensed Marks/ the “Fresenius” name insofar within a reasonable time period (max. 18 months). ➢ FME shall use best efforts to adapt the brand use. If a cease and desist within 18 months is unreasonable given exceptional or unforeseeable circumstances FME can appeal to Economic Council (Wirtschaftsrat) of Else Kröner-Fresenius-Foundation, which shall then decide on an extension time period.

Clarification of termination for Material Breach © Fresenius SE & Co. KGaA 8 • FSE may terminate the TLA and any of FME’s rights thereunder for material breach, if FME fails to cure within a cure period of sixty (60) days after FSE’s written cure notice, which shall be extended by FSE for up to additional sixty (60) days if a remediation plan submitted by FME no later than twenty (20) days from receipt of the notices demonstrates that the period of time reasonably required to cure such breach exceeds sixty (60) days. FME shall use best efforts to keep the cure period to a minimum. • No cure period is required if the breach is not curable or if the breach is so material that an immediate termination is justified. Also, in this case, after termination, FME will be granted a limited license for a reasonable grace period as required to promptly identify a new name, conduct trademark clearance searches and make all necessary filings to execute regulatory / certification requirements . • In particular and without limitation, the following events shall qualify as a material breach: – FME materially tarnishes the Licensed Marks and/or the name “Fresenius”; – FME materially harms the reputation of FSE; – FME uses the Licensed Marks and/or the “Fresenius” name outside of the licensed business scope; – FME uses the Licensed Marks and/or the “Fresenius” name in violation of key terms (to be named accordingly) of the Branding Guidelines; or – FME uses the Licensed Marks and/or the “Fresenius” name within its business operation in another way than as “Fresenius Medical Care” respectively with the additions “a Fresenius Medical Care company” or “Fresenius + a term related to dialysis business” in violation of its obligation to do so.

Termination for Change of Control © Fresenius SE & Co. KGaA 9 • FSE entitled to terminate the TLA immediately in case a direct competitor to FSE acquires control (shareholding of ≥30% or otherwise) in FME. Termination is immediately effective. ➢ But: FSE will not assert any rights against FME within 18 months after the termination, provided that FME uses its best efforts to discontinue all use of the Licensed Marks and/or the “Fresenius” name in the shortest time possible after the termination. ➢ If the non-assert period of 18 months is unreasonable: FME can appeal to Economic Council (Wirtschaftsrat) of Else Kröner-Fresenius-Foundation. • In case any other third party acquires control in FME (shareholding of ≥30% or otherwise), FSE entitled to terminate the TLA if FSE acting reasonably expects the acquisition to result in risk of negative impact on the Fresenius brand, unless such negative impact would be insignificant. Termination is immediately effective. ➢ But: FSE will not assert any rights against FME within 18 months after the termination, provided that FME uses its best efforts to discontinue all use of the Licensed Marks and/or the “Fresenius” name in the shortest time possible after the termination. ➢ If FME assumes that (i) the termination right is not triggered or (ii) the non-assert period of 18 months is unreasonable: FME can appeal to Economic Council (Wirtschaftsrat) of Else Kröner-Fresenius-Foundation. • FSE’s rights to terminate and FME’s right to appeal also apply in case of divestment by way of cooperate reorganisations relating to FME, such as split-up of legal entities, hive-downs and comparable measures if such divested part of FME becomes bound to the TLA. • Limitation of FME’s right to sublicence to current affiliates only as per existing TLA remains unaffected and applies.

Reporting Obligation © Fresenius SE & Co. KGaA 10 • If FME harms the reputation of FSE or tarnishes the Licensed Marks and/or the “Fresenius” name, FME has to inform FSE immediately. Same applies where FME acting in good faith determines that there is a risk of such harm. Information should also be provided from FSE to FME in case the “Fresenius” name is tarnished by FSE or its affiliates. • FME will be obliged to provide in writing all information requested by FSE to evaluate the potential harm within two (2) weeks. Same applies upon reasoned request of FSE without prior notification from FME. • Subject to reasonability, FME may request material information from FSE in writing to evaluate the potential harm to the “Fresenius” name in case it is tarnished by FSE or its affiliates. FSE has to provide such information within two (2) weeks following the request.